Loan Services Addendum
                           to the Custodian Contract,
                      dated as of January 14, 2000, between
             Liberty-Stein Roe Advisor Floating Rate Advantage Fund
                       State Street Bank and Trust Company

In consideration of the mutual agreements contained herein and in the Custodian Contract, dated as of January 14, 2000, between Liberty-Stein Roe Advisor Floating Rate Advantage Fund (the "Company") and State Street Bank and Trust Company (the "Custodian") (the "Custodian Contract"), the receipt and sufficiency of which are hereby acknowledged, the Company and the Custodian hereby agree as follows with respect to Loans. Capitalized terms used herein and not defined herein are used as defined in the Custodian Contract.

         1. Safekeeping. All financing documents evidencing the Company's Loans ("Financing Documents") shall be held by the Custodian at its offices in Boston, Massachusetts.

         2. Duties of the Custodian.

         a) The Custodian shall accept such Financing Documents as may be delivered to it from time to time by the Company.

         b) If payments with respect to a Loan ("Loan Payment") are not received by the Custodian on the date on which they are due ("Payment Date") as reflected in the Payment Schedule (as such term is defined in Section 4(c) below) of the Loan, or in the case of interest payments, not received either on the interest payable date (the "Interest Payable Date") of the Loan or in the amount of their accrued interest payable, the Custodian shall promptly, but in no event later than two business days after the Payment Date or the Interest Payable Date, give telephonic notice to the party obligated under the Financing Documents to make such Loan Payment (the "Obligor") of its failure to make timely payment, and (2) if such payment is not received within three business days of its due date, shall notify the Company of such Obligor's failure to make the Loan Payment. The Custodian shall have no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to notify the Obligor and the Company as provided herein.

         c) The Custodian shall have no responsibilities or duties whatsoever under this Addendum or in the Custodian Contract, with respect to Loans or the Financing Documents, except for such responsibilities as are expressly set forth herein and in the Custodian Contract. Without limiting the generality of the foregoing, The Custodian shall have no obligation to preserve any rights against prior parties or to exercise any right or perform any obligation in connection with the Loans. In case any question arises as to its duties hereunder, the Custodian may request instructions from the Company and shall be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Company and the Custodian shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with the Proper Instructions of such parties.

         d) The Custodian shall be only responsible and accountable for Loan Payments actually received by it and identified as for the account of the Company; any and all credits and payments credited to the Company, with respect to Loans, shall be conditional upon clearance and actual receipt by the Custodian of final payment thereon.

         e) The Custodian shall promptly, upon the Company's request, release to the Company's investment adviser or to any party as the Company may specify, any Financing Documents being held on behalf of the Company.

         3. Responsibilities of the Company. With respect to each Loan held by the Custodian hereunder in accordance with the provisions hereof, the Company
(a) cause the Financing Documents evidencing such Loan to be delivered to the Custodian; (b) include with such Financing Documents an amortization schedule of payments (the "Payment Schedule") identifying the amount and due dates of scheduled principal payments; (c) cause the Custodian to be named as its nominee for payment purposes under the Financing Documents or otherwise provide for the direct payment of the Payments to the Custodian.

         4. Instructions; Authority to Act. The certificate of the Secretary or an Assistant Secretary of the Company, identifying certain individuals to be officers of the Company or employees of the investment adviser of the Company authorized to sign any such instructions, may be received and accepted as conclusive evidence of the incumbency and authority of such to act and may be considered by the Custodian to be in full force and effect until it receives written notice to the contrary from the Secretary or Assistant Secretary of the Company. Notwithstanding any other provision of this Addendum or the Custodian Contract, the Custodian shall have no responsibility to ensure that any investment by the Company with respect to Loans has been authorized.

         5. Amendment and Termination. This Addendum may be amended by the Company and the Custodian at any time, but only in writing by an instrument signed by both parties. This Addendum shall terminate upon the terms provided for in the Custodian Contract with respect to its termination, or upon the termination of the Custodian Contract, provided that the Company has the express right to terminate this Addendum upon 30 days written notification.

         6. Attachment. In case any portion of the Loans or the Financing Documents shall be attached or levied upon pursuant to an order of court, or the delivery or disbursement thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decrees shall be made or entered by any court affecting the property of the Company or any act of the Custodian relating thereto, the Custodian is hereby expressly authorized in its sole discretion to obey and comply with all orders, judgments or decrees so entered or issued, without the necessity of inquire whether such court had jurisdiction, and, in case the Custodian obeys or complies with any such order, judgment or decree, it shall not be liable to anyone by reason of such compliance.

         7. Parties in Interest; No Third Party Benefit. This Addendum shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. This Addendum is not intended for, and shall not be construed to be intended for, the benefit of any third parties and may not be relied upon or enforced by any third parties.

         8. Notices, etc. All notices, applications and other communications hereunder shall be in writing and shall be deemed to have been given or made when delivered by recognized overnight delivery service or sent by telecopy transmission:

         (i) if to the Company c/o Stein Roe & Farnham Incorporated, One South Wacker Drive, Chicago, Illinois 60606, or such other address as may have been furnished to the Custodian in writing by the Company; and

         (ii) if to the Custodian, at State Street Bank and Trust Company, 225 Franklin Street, Corporate Trust Department, Boston, MA 02110, Telecopy Number
(617) 662-1434, or at such other address as may have been furnished to the Company by the Custodian in writing, with a copy to State Street Bank and Trust Company, 1 Heritage Drive, JPB2N, North Quincy, Massachusetts 02171, Attention:
Charles R. Whittemore,  Jr.,  Telephone  Number (617) 985-7809,  Telecopy Number
(617) 537-5152.

         9. Examination of Securities and Related Documents. Upon reasonable prior notice to the Custodian, the Board of Managers, the Company's accountants, attorneys and auditors will be permitted to examine the Financing Documents then in the physical possession of the Custodian and any records pertaining thereto during normal business hours.

         10. Headings. The headings set forth in this Addendum appear for convenience only and shall not affect the interpretation of this Addendum.

         11. Governing Law. This Addendum shall be construed and enforced in accordance with, and rights of the parties shall be governed by, the internal laws of The Commonwealth of Massachusetts.

         12. Severability. If any term hereof is determined to be invalid or unenforceable, such determination shall not affect the remaining terms.

         13. Non-Assignability. The rights and obligations of the parties to this Addendum are non-assignable.